Exhibit 10.12

Synlogic, Inc.

PO Box 30

Winchester, MA 01890

Mary Beth Dooley

Re: Amended Employment Letter Agreement

Dear Mary Beth,

I am pleased to provide you with the amended terms and conditions of your continued employment by Synlogic, Inc. a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”). This Amended Employment Letter Agreement (this “Agreement”) will supersede the terms of each and every one of the Prior Agreements (as that term is defined in Section 7(a) below).

1.
Position. Effective as of January 1, 2025, your position will be Principal Executive Officer and Principal Financial Officer of the Company reporting to the Company’s Board of Directors (the “Board”). In addition to performing duties and responsibilities associated with the position of Principal Executive Officer and Principal Financial Officer, from time to time the Board may assign you other related duties and responsibilities consistent with such position.
2.
Nature of Relationship; Status.
(a)
No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason upon written notice to the other party as set forth herein.
(b)
You will be expected to devote the necessary full-time business time and energies to the business and affairs of the Company in order to perform your duties, and you shall perform the foregoing services at the principal office of the Company, or at any other location mutually agreed upon by you and the Company.
3.
Compensation
(a)
Base Salary. Your base salary will be at the rate of $325,000 per annum, less applicable payroll and withholding taxes, which shall be prorated for any partial year, month or week.
(b)
2024 Annual Bonus. The Company will pay you for 2024 your target annual bonus of $97,500, an amount equal to 30% of your base salary, less applicable payroll and withholding taxes. The Company will pay your 2024 annual bonus when such bonuses are paid to other executives at the Company and no later than March 15, 2025. You will not be eligible for any annual bonus for 2025 or any subsequent year.
(c)
Retention Bonus. You will be eligible for a bonus in an amount equal to seventy-five percent (75%) of your base salary for each month of service to the Company between March 1, 2024 and the month in which the Company consummates a Change in Control, provided you remain employed through such date, and if earlier, the month in which the Company terminates your employment without Cause or you resign your employment with Good Reason under Section 6(c) of this Agreement, in each case subject your entering into a Separation Agreement in accordance with Section 6(d) of this Agreement (the “Retention Bonus”). The Retention Bonus will be paid in accordance with the terms of Section 6(c), less applicable payroll and withholding taxes. If the Company terminates your employment for Cause pursuant to Section 6(a), you resign your employment pursuant to Section 6(b) prior to the date the Company consummates a Change in Control, or if you do not timely sign a Separation Agreement, you will forfeit your right to the Retention Bonus. For purposes of this Section, “Change in Control” means a transaction or a series of related transactions in which: (i) all or substantially all of the assets of the Company are transferred to any “person” or “group” (as such terms are defined in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (ii) any person or group, other than a person or group who prior to such acquisition is a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of any of the Company’s equity, becomes the “beneficial owner”, directly or indirectly, of the Company’s outstanding equity representing more than 50% of the total voting power of the Company’s then-outstanding equity; or (iii) the Company undergoes a merger, reorganization or other consolidation in which the holders of the outstanding equity of the Company immediately prior to such merger, reorganization or consolidation directly or indirectly own less than 50% of the surviving entity’s voting power immediately after the transaction, provided further that the transaction or transactions meet all of the requirements set forth in Treasury Regulation §1.409A-3(i)(5)(v).
(d)
Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business, following submission of reasonably detailed receipts.

(e) Equity. This Agreement shall amend the Equity Grants in accordance with applicable sections of the Company’s 2015 Equity Incentive Award Plan and Company’s 2017 Stock Incentive Plan. The term “Equity Grants” shall mean all previous grants to you of (i) shares of Restricted Stock and (ii) grants of stock options (the “Options”) to purchase common stock of the Company, par value $0.001 per share (“Common Stock”), in each case which are subject to time-based vesting as set forth in the applicable Restricted Stock or Option agreement(s). The provisions of the Equity Grant, including without limitation the expiration dates of the Options, which are not amended or terminated hereby shall remain in effect unchanged. You acknowledge and agree that you have no rights with respect to any equity grants promised to you by the Company prior to the effective date hereof other than any rights with respect to the Equity Grants. The Company and you agree that the Equity Grants are amended as of the effective date hereof as follows:

(i) You shall have ninety (90) days following a termination of this Agreement in which to exercise any Options which are vested as of the termination date, after such ninety-day (90-day) period any unexercised Options shall be forfeited to the Company.

(ii) The Company shall have the authority and shall withhold a portion of the Restricted Stock upon vesting and sell such shares on the employee’s behalf to satisfy all applicable tax obligations.

(iii) Upon the earlier of (A) the filing of a certificate of corporate dissolution with the Delaware Secretary of State, (B) the closing of a Change in Control or (C) the termination of your employment by the Company without Cause or your resignation with Good Reason under Section 6(c) of this Agreement, the unvested portion of each Equity Grant shall accelerate and become fully vested and exercisable in accordance with the terms of the applicable award agreement.

4.
Benefits.
(a)
Vacation. You will be eligible for vacation, pursuant to the Company’s flexible vacation policy, set forth in the Company’s employee handbook.
(b)
Benefits. You will be eligible to participate in the benefits provided by the Company to its employees. Where any particular benefit is governed by a formal plan document, your eligibility and coverage will be determined by such document, and the Company may change its benefit offerings from time to time in its discretion to meet its business needs. The Company retains the right to change, add or cease any particular benefit.
5.
Confidentiality, Inventions and Non-Solicitation. You acknowledge that your Non-Solicitation, Invention and Non-Disclosure Agreement executed by you on April 11, 2018 survives the termination of the Prior Agreements and remains in full force and effect (the “Restrictive Covenant Agreement”).
6.
Termination and Severance. Your employment may be terminated by you or the Company as follows:
(a)
the Company may terminate your employment for “Cause” (as defined below) upon written notice to you effective immediately, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation and reimbursable expenses;
(b)
you may terminate your employment voluntarily other than for “Good Reason” (as defined below) upon at least thirty (30) days’ prior written notice to the Company, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation and reimbursable expenses; and
(c)
(i) the Company may terminate your employment other than for “Cause” upon written notice to you and (ii) you may terminate your employment voluntarily for “Good Reason” upon at least thirty (30) days’ prior written notice to the Company, whereupon, in each case subject to and conditioned upon your execution, delivery and non-revocation to the Company of the “Separation Agreement required under Section 6(d), the Company will: (A) pay you salary continuation payments at your then Base Salary rate for a period of nine (9) months (the “Severance Period”) following the termination of your employment, in accordance with the Company’s regularly established payroll procedure (the “Severance Payments”), (B) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (i) the last day of the Severance Period, or (ii) the date on which you become eligible for healthcare insurance with a subsequent employer, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply, and (C) if not yet payable under Section 3(b) due to the Company’s consummation of a Change in Control, the Company will pay you the Retention Bonus. To the extent applicable, the Severance Payments, “COBRA” payments and Retention Bonus (if due) will commence (or, in the case of the lump-sum payment, be paid) within sixty (60) days after your termination following the date on which the Separation Agreement becomes enforceable in accordance with Section 6(d), and once they commence, will include any unpaid amounts accrued from the date of your termination; provided, that, if such sixty (60) day period spans two calendar years, then such payments in any event will commence, or if applicable, be paid in the new calendar year.
(d)
Payment of the Retention Bonus under Section 3(b) and the severance benefits provided for in Section 6(c) shall be conditioned on your executing and delivering to the Company a separation agreement, which will contain among other obligations, your full general release of all claims you may have against the Company, its affiliates and subsidiaries and each of their respective directors, officers, employees and agents and confidentiality/non-disparagement and non-compete provisions in a form and manner satisfactory to the Company (the “Separation Agreement”) within sixty (60) days following the date your employment terminates or if the Retention Bonus is earned prior to the date your employment terminates due to the Company’s consummation of a Change in Control, within sixty (60) days following the closing date of the Change in Control. The Separation Agreement must become enforceable and irrevocable on or before the sixtieth (60th) day following the date of termination of your employment or the Change in Control, as applicable. If you fail to execute, or subsequently revoke, the Separation Agreement, you will not be eligible to receive the Retention Bonus or the severance benefits. For clarity, if the Company consummates a Change in Control prior to the date your employment terminates, your severance benefits provided for in Section 6(c) will be predicated on your delivering a new Separation Agreement.
(e)
For purposes of this letter, “Cause” means (i) your conviction of a felony, your plea of guilty or “no contest” to a felony, or your confession of guilt to a felony, in each case whether or not in connection with the performance of your duties to the Company, (ii) any act or omission by you which constitutes willful misconduct or negligence that results in loss, damage or injury to the Company or its prospects, including, but not limited to (A) disloyalty, dishonesty or a breach of fiduciary duty to the Company or its shareholders, (B) theft, fraud, embezzlement or other illegal conduct, or (C) deliberate disregard of a rule or policy of the Company, (iii) your failure, refusal or unwillingness to perform, to the reasonable satisfaction of the Board or Company, determined in good faith, any duty or responsibility assigned to you in connection with the performance of your duties hereunder, which failure of performance continues for a period of more than two weeks after written notice thereof has been provided to you by the Company or the Board, such notice to set forth in reasonable detail the nature of such failure of performance, or (iv) the material breach by you of any of the provisions of this Agreement or the Restrictive Covenant Agreement.
(f)
For purposes of this letter, “Good Reason” means, in the context of your resignation from your employment position with the Company: (i) a change in the principal location at which you provide services to the Company beyond fifty (50) miles from Cambridge, MA; (ii) a reduction in your compensation or a material reduction in your benefits, except such a reduction in connection with a general reduction in compensation or other benefits of all senior executives of the Company; (iii) a material breach of this Agreement by the Company; or (iv) a failure by the Company to obtain the assumption of this letter by any successor to the Company. In order to resign for Good Reason, you must (x) provide written notice to the Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (y) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (z) if such event is not reasonably cured within such period, resign from all positions you then hold with the Company effective not later than thirty (30) days after the expiration of the thirty (30) day cure period.
(g)
In the event of your death or permanent disability (as defined below) while you are employed by the Company, your employment hereunder shall immediately and automatically terminate and the Company shall pay to you or your personal representative or designated beneficiary or, if no beneficiary has been designated by you, to your estate, any earned and unpaid base salary, pro-rated through the date of your death or permanent disability. For purposes of this letter, “Permanent Disability” shall mean your inability, due to physical or mental illness or disease, to perform the functions then performed by you for one hundred eighty (180) consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company and reasonably acceptable to you, that you will be unable to perform such functions within the reasonably foreseeable future; provided that the foregoing definition shall not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.
(h)
The time for payment, or schedule for payment, of any severance payments due hereunder may not be accelerated, except as provided for in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986 (the “Code”), or any law replacing or superseding such Section or regulations. Any termination of your employment triggering payment of benefits under Section 6(c) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation §1.409A-1(h) before distribution of such benefits can commence. In the case that you are deemed a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code), no severance payments (including the Retention Bonus) may be made earlier than the date which is six (6) months after the termination of employment hereunder (or, if earlier, the date of your death) if and to the extent required by applicable law or other rules of any stock exchange upon which any of shares of the Company’s capital stock are then traded. It is intended that each installment of the payments and benefits provided under Section 6(c) are to be treated as a separate “payment” for purposes of Section 409A of the Code. In particular, the installment severance payments set forth in Section 6(c) shall be divided into two portions. That number of installments commencing on the first payment date set forth in Section 6(c) of this Agreement that are in the aggregate less than two times the applicable compensation limit under Section 401(a)(17) of the Code for the year in which your employment termination occurs (provided the termination of your employment is also a separation from service) shall be payable in accordance with Treasury Regulation §1.409A-1(b)(9)(iii) as an involuntary separation plan. The remainder of the installments shall be paid in accordance with Section 6(c) above.
7.
General.
(a)
Entire Agreement. This letter, together with the Restrictive Covenant Agreement, will constitute our entire agreement as to your employment by or consultancy for the Company and will supersede any prior agreements or understandings, whether in writing or oral, including the following agreements between you and the Company: (i) the Employment Letter Agreement dated April 5, 2018, as amended by the Promotion Letter dated October 24, 2018 and the Appointment as Head of Finance dated November 21, 2023; (ii) the Separation Agreement dated February 16, 2024, as amended by the Amendment to the Separation Agreement dated June 28, 2024, the Amendment to the Separation Agreement dated August 5, 2024, and the Amendment to the Separation Agreement dated October 30, 2024; and (iii) the Retention Bonus Agreement dated March 1, 2024, as amended by the Amendment to the Retention Agreement dated June 28, 2024, the Amendment to the Retention Agreement dated August 5, 2024, and the Amendment to the Retention Agreement dated October 30, 2024 ((i)(ii) and (iii), the “Prior Agreements”).
(b)
Limited Release. You agree and acknowledge that by signing this Agreement, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company whatsoever for any alleged action, inaction or circumstance existing, arising from or predicated on the Prior Agreements and you have no claim against the Company and/or any of their respective officers, employees and shareholders in respect of any cause, matter or thing whatsoever (including, without limitation, claims in respect of breach of contract, expenses, remuneration, pensions or loans, whether present, future, actual, contingent or otherwise) existing, arising from or predicated on the Prior Agreements, provided, however, that you are not waiving (i) rights that cannot be released as a matter of law; (ii) your right to enforce this Agreement; (iii) your right to current vested benefits under a pension or welfare plan sponsored by the Company; or (iv) your right to currently due, but unpaid base salary.
(c)
Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid (iv) sent by facsimile, electronic mail or electronic PDF transmission, in each case with confirmation retained. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if sent by registered mail, on the fifth business day following the day such mailing is made or (iv) when confirmation is received, if sent by facsimile or electronic transmission.
(d)
Modifications and Amendments. The terms and provisions of this letter may be modified or amended only by written agreement executed by the parties hereto.
(e)
Waivers and Consents. The terms and provisions of this letter may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this letter, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.
(f)
Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this letter without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.
(g)
Benefit. All statements, representations, warranties, covenants and agreements in this letter will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this letter will be construed to create any rights or obligations except between the Company and you, and no person or entity other than the Company will be regarded as a third party beneficiary of this letter.
(h)
Governing Law. This letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.
(i)
Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this letter will be brought in the courts of The Commonwealth of Massachusetts (or, if appropriate, a federal court located within The Commonwealth of Massachusetts). By execution and delivery of this letter, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(j)
WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND YOU WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.
(k)
Counterparts. This letter may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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Sincerely,

SYNLOGIC, INC.

SYNLOGIC OPERATING COMPANY, INC.

By:

/s/ Peter Barrett 12/19/2024

Peter Barrett

Chair

Accepted and Approved:

/s/ Mary Beth Dooley

Mary Beth Dooley

Date: 12/19/2024

DOCPROPERTY DOCXDOCID DMS=IManage Format=<<NUM>>v.<<VER>> \* MERGEFORMAT